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                     Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-      ) pertaining to the 1999 Stock Incentive Plan and the
1999 Employee Stock Purchase Plan of Hoovers, Inc. of our reports dated April 17, 1999, except for the June 1999 stock split as to which the date is June 8, 1999 and the reverse stock split, as to which date is June 29, 1999, with respect to the consolidated financial statements and schedule of Hoovers, Inc. included in its Registration Statement (Form S-1 No. 333-78109) filed with the Securities and Exchange Commission.


                                       /s/ Ernst and Young LLP


Austin, TX
December 3, 1999